Exhibit 99.1
Dollar Tree Comments on Starboard Value’s Withdrawal of Nominees

Chesapeake, VA - April 5, 2019 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today issued the following statement regarding Starboard Value’s (“Starboard”) decision to withdraw its slate of nominees for election to Dollar Tree’s Board of Directors at the 2019 Annual Meeting of Shareholders.

“We welcome Starboard’s announcement and appreciate the constructive engagement and dialogue we continue to have with them and our other shareholders. Dollar Tree’s Board and management team are committed to pursuing our announced plan to improve Family Dollar performance and to testing other ways to help deliver sustainable value-creation for shareholders while providing the best possible experience and value for our customers. Our company has strong momentum and we look forward to building on this and delivering value to all our stakeholders in the years ahead.”

J.P. Morgan Securities LLC is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Dollar Tree.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 15,237 stores across 48 states and five Canadian provinces as of February 2, 2019. Stores operate under the brands of Dollar Tree, Family Dollar and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Contact
Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations

Sard Verbinnen & Co
Stephen Pettibone / Gloria Labbad / Andrew Duberstein
212-687-8080